Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2015 with respect to the consolidated statement of financial position as at December 31, 2014, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended of Cynapsus Therapeutics Inc. in the Registration Statement on Form F-10 for the registration of common shares of Cynapsus Therapeutics Inc.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Professional Accountants
May 15, 2015	Licensed Public Accountants